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                                                        EXHIBIT 20

                        Complete Business Solutions, Inc.
                        32605 W. Twelve Mile Rd.
                        Suite 250
                        Farmington Hills, MI 48334

                                     Nasdaq:  CBSI






AT THE COMPANY:                                               AT FRB
CHICAGO:       email address:
Tim Manney     Gail Lutey                           Jim Ketelsen -- General Info
      jvk@chi.frbd.com
EVP Finance and          Investor/Public Relations           Margaret Huebner --
-Analysts           mmh@chi.frbd.com
Administration             (248) 848-2217                    Darcy Bretz --
Media Contact       dfb@chi.frbd.com
(248) 488-2088             email: glutey@cbsinc.com          (312) 266-7800



FOR IMMEDIATE RELEASE
TUESDAY, APRIL 20, 1999

COMPLETE BUSINESS SOLUTIONS, INC. ACQUIRES IT SERVICES FIRM
Impact Innovations Group Extends Emerging Technology and Delivery Chain Management Expertise

FARMINGTON HILLS, MI., APRIL 20, 1999 -- Complete Business Solutions, Inc. (Nasdaq: CBSI), a worldwide information technology (IT) consultant and service provider to large and medium-size organizations, announced the acquisition of the commercial division of Impact Innovations Group (Impact), an operating unit of Medaphis Corporation. The purchase price of $15,000,000, subject to certain adjustments, includes net assets and tax benefits in excess of several million dollars. Impact, headquartered in Atlanta, Georgia, is a systems integration and technology consulting business specializing in delivery chain management and emerging technologies including e-commerce and ERM. The acquisition will be accounted for as a purchase and is expected to be accretive to earnings.

"We are excited about leveraging our combined strengths in e-commerce and ERM within our rapidly expanding emerging technology practice. This acquisition helps satisfy our objective to expand our operations into new geographies and adds new offices to our growing branch infrastructure," noted Raj Vattikuti, president and CEO of CBSI. "As a full-service provider, we will be able to cross sell our services to Impact's existing customers." CBSI will not acquire the Impact Innovations Government Group, Inc.

Founded in 1985, CBSI is a worldwide provider of information technology ("IT") services to large and mid-size organizations. The Company offers a broad range of IT services, from advising clients on IT business strategy and strategic technology plans to developing and implementing appropriate IT applications solutions. CBSI is a single source provider of a broad range of IT services including: IT consulting; large systems applications development and maintenance; reengineering legacy applications to client/server technology; client/server applications development; emerging technology services; packaged software implementation; year 2000 conversion and testing services and contract programming services.
MORE...
Safe Harbor Statement
With the exception of statements regarding historical matters and statements regarding the Company's current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the use of the words "anticipate", "believe", "estimate", "expect", "intend" and similar expressions. Actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include the failure to recruit, train and retain skilled IT professionals, failure to properly manage acquisitions, increasing significance and risks of non-U.S. operations, exposure to regulatory, political and general economic conditions in India, competition in the IT services industry, and other factors as described in the Company's filings with the US Securities and Exchange Commission.

For more information on Complete Business Solutions, Inc., visit the Company's website at www.cbsinc.com or dial 1-800-PRO-INFO and enter the ticker "CBSI"